UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Briggs & Stratton Corporation

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BRIGGS & STRATTON CORPORATION

12301 WEST WIRTH STREET

WAUWATOSA, WISCONSIN 53222

Notice of Annual Meeting of Shareholders

The Annual Meeting of Shareholders of BRIGGS & STRATTON CORPORATION, a Wisconsin corporation, will be held at the Colleton River Plantation Club, 60 Colleton River Drive, Bluffton, SC 29910 on Wednesday, October 16, 2013, at 8:30 a.m. Eastern Daylight Time, for the following purposes:

(1)	To elect three directors to serve for three-year terms expiring in 2016;

(2)	To ratify the selection of Deloitte & Touche LLP as the company’s independent auditors;

(3)	To hold an advisory vote to approve executive compensation; and

(4)	To take action on any other matters brought before the meeting appropriate for consideration by the shareholders of a Wisconsin corporation at an annual meeting.

By order of the Board of Directors.

Wauwatosa, Wisconsin

September 6, 2013

ROBERT F. HEATH, Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on October 16, 2013. The Notice of Annual Meeting, Proxy Statement and Annual Report are available at www.proxyvote.com or www.basco.com/proxy.

This year we have again elected to take advantage of Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their shareholders on the Internet. We believe this allows us to provide our shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. Please review the instructions with respect to each of your voting options as described in the Proxy Statement and the Notice.

Your vote is important to ensure that a majority of the stock is represented. You may vote using the Internet or by telephone. If you received a paper copy of the proxy card by mail, you may also vote by signing, dating and mailing the proxy card in the envelope provided.

Proxy Statement

* * * * *

GENERAL INFORMATION

This proxy statement relates to the solicitation of proxies by the Board of Directors of Briggs & Stratton Corporation (“Briggs & Stratton” or the “company”) to be used at the Annual Meeting of Shareholders and any adjournments. The meeting will be held on October 16, 2013 at the Colleton River Plantation Club, 60 Colleton River Drive, Bluffton, South Carolina 29910. Briggs & Stratton’s principal executive offices are located at 12301 West Wirth Street, Wauwatosa, Wisconsin 53222.

On September 6, 2013, we mailed to shareholders of record this proxy statement or a notice containing instructions on how to access our proxy statement and annual report on the Internet and on how to vote online. That notice also contains instructions on how you can receive a paper copy of the proxy statement and annual report via the United States mail or an electronic copy via e-mail if you prefer either of those alternatives.

Who can vote?

Shareholders of record at the close of business on August 19, 2013 are entitled to notice of and to vote at the meeting. On August 19, 2013, Briggs & Stratton had outstanding 47,754,929 shares of $.01 par value common stock entitled to one vote per share.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules and regulations of the Securities and Exchange Commission, instead of mailing a printed copy of our proxy materials to each shareholder of record, we may furnish proxy materials, including this proxy statement and the annual report, by providing access to such documents on the Internet. Shareholders will not receive printed copies of the proxy materials unless they request them. Instead, a Notice of Internet Availability was mailed to our shareholders which provides instructions as to how you may access and review all of the proxy materials on the Internet. The notice also instructs you how to submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions in the notice for requesting such materials.

How do I vote?

You may vote in person or by properly appointed proxy. You may cast your vote by returning a signed and dated proxy card, or by voting electronically. You have the option to vote by proxy via the Internet or toll-free touch-tone telephone.

Instructions to vote electronically are listed on your notice, proxy card or on the information forwarded by your bank or broker. These procedures are designed to authenticate your identity as a shareholder and to allow you to confirm that your instructions have been properly recorded. If you vote over the Internet, you may incur costs that you will be responsible for such as telephone and Internet access charges. The Internet and telephone voting facilities will close at 11:59 p.m. Eastern Daylight Time on October 15, 2013.

You may revoke your proxy by voting in person at the meeting, by written notice to the Secretary, or by executing and delivering a later-dated proxy via the Internet, or by telephone or by mail, prior to the closing of the polls. Attendance at the meeting does not in itself constitute revocation of a proxy. All shares entitled to vote and represented by properly completed proxies timely received and not revoked will be voted as you direct. If no direction is given, the proxies will be voted as the Board of Directors recommends.

How are votes counted?

A majority of the votes entitled to be cast on each matter, represented either in person or by proxy, will constitute a quorum with respect to the matter.

If a quorum exists, the affirmative vote of a majority of the votes represented in person or proxy at the meeting is required for the election of directors, to ratify the selection of independent auditors and to approve the advisory vote on executive compensation. A vote withheld from the election of directors or an abstention with respect to the other proposals will count toward the quorum requirement and will have the effect of a vote against the matter being voted on.

Broker non-votes will be disregarded for purposes of determining the number of votes cast and will have no effect on the outcome of the vote. Brokers and other nominees do not have discretionary authority to vote shares in the election of directors or concerning executive compensation matters without instructions from the beneficial owner of the shares. Brokers do have discretionary authority to vote shares on the ratification of the appointment of the independent auditors without instructions from the beneficial owner.

Who pays for this proxy solicitation?

Briggs & Stratton pays for the cost of solicitation of proxies. Solicitation is made primarily by mail. Some solicitation may be made by regular Briggs & Stratton employees, without additional compensation, by telephone, facsimile, or other means of communication, or in person. In addition, Briggs & Stratton has retained Alliance Advisors, LLC to assist in its proxy solicitation efforts, at a fee anticipated not to exceed $3,500 plus reasonable out-of-pocket expenses.

What if other matters come up at the annual meeting?

The matters described in this proxy statement are the only matters we know will be voted on at the annual meeting. If other matters are properly presented at the meeting, the proxy holders will vote your shares as they see fit.

I. SHAREHOLDER VOTES

ITEM 1: ELECTION OF DIRECTORS

The Board of Directors of Briggs & Stratton is divided into three classes. The term of office of each class ends in successive years. Three directors are to be elected to serve for a term of three years expiring in 2016. Five directors will continue to serve for terms that expire in 2014 or 2015. All directors are elected subject to the Bylaw restriction that they may not serve beyond the annual meeting following attainment of age 72.

The Nominating & Governance Committee seeks director nominees who are diverse with respect to their backgrounds, knowledge, experience, expertise, perspectives, age, gender and ethnicity. When selecting director candidates and nominees, the Committee determines the mix of experience, qualifications, attributes and skills desired for the entire Board, reviews how current directors satisfy such criteria, determines the experience, qualifications, attributes and skills which will best complement current directors, and uses those criteria to identify director candidates and select nominees.

The Nominating & Governance Committee has identified 11 desired criteria with respect to the experience, qualifications, attributes and skills of directors and director nominees. These criteria, which the Committee may modify from time to time to accommodate the evolving nature of the company’s business and external environment, are CEO experience, financial expertise, international experience, operations experience, executive compensation expertise, regulatory expertise, retail experience, marketing experience, diversity with respect to age, gender and ethnicity, strategy development experience, and experience or expertise with respect to organizational or human resource matters. Additional information about the Committee’s director selection criteria and procedures is contained in the Corporate Governance section of this proxy statement.

The Committee has recommended the nomination of William F. Achtmeyer, Patricia L. Kampling and Todd J. Teske for re-election in the Class of 2016. In addition, during fiscal year 2012, the Nominating & Governance Committee retained a third-party search firm to assist in the identification and evaluation of new Board members, including those who might succeed Robert J. O’Toole upon his retirement in accordance with the Bylaw restriction discussed above. That search is ongoing.

The proxies received in response to this solicitation will be voted for the election of the nominees named below. Each nominee’s and continuing director’s experience, qualifications, attributes and skills that qualify him or her to serve on the Board are stated below. If any nominee is unable to serve, the proxies may be voted for a substitute nominee selected by the Board of Directors.

GENERAL INFORMATION ABOUT THE NOMINEES

Name, Age, Principal Occupation and Directorships for At Least Past Five Years	Year First Became a Director
Nominees for Election at the Annual Meeting (Class of 2016):
WILLIAM F. ACHTMEYER, 58 (2) (3) (5)	2003

Chairman, Managing Partner and Chief Executive Officer of The Parthenon Group LLC, a leading strategic advisory and principal investment firm. Chairman, Managing Partner, President and Chief Executive Officer 2000-2010.

Mr. Achtmeyer is a sitting CEO and has experience and expertise in the fields of international business, executive compensation, marketing, strategy development, and organizational and human resource matters. He is managing partner of a consulting firm that advises numerous companies, including those in consumer, retail and industrial businesses, concerning marketing and distribution strategies, cost improvement programs, mergers and acquisitions, and other subjects. Such experience and expertise enable Mr. Achtmeyer to make valuable contributions to Board deliberations, especially those concerning the company’s strategic plan and annual operating plans. Mr. Achtmeyer received an M.B.A. degree from The Tuck School of Business at Dartmouth and was Chairman of the Board of Overseers at the school from 2001 to 2012.

PATRICIA L. KAMPLING, 54 (1) (4)	2011

Chairman, President and Chief Executive Officer of Alliant Energy Corporation, a regulated investor-owned public utility holding company. Previously President and Chief Operating Officer 2011-2012. Executive Vice President and Chief Financial Officer 2010-2011. Vice President, Chief Financial Officer and Treasurer 2009. Vice President and Treasurer 2007-2008.

Ms. Kampling is a sitting CEO and has expertise in finance, international business, executive compensation, operations, regulatory matters and strategy development. She also serves on the Board for RMT, a specialized clean energy construction and engineering firm, and the American Transmission Company, the first multi-state, transmission only utility in the United States. Ms. Kampling has been designated as an audit committee financial expert by our Board of Directors. She is a Registered Professional Engineer, has a B.A. in Economics and a B.S. in Engineering, and received her M.B.A. in Finance from the University of Chicago. Ms. Kampling’s experience in finance is valuable as a member of the Audit and Finance Committees.

Footnotes (1), (2), (3), (4) and (5) are on page 9.

Name, Age, Principal Occupation and Directorships for At Least Past Five Years	Year First Became a Director
TODD J. TESKE, 48 (3)	2009

Chairman, President and Chief Executive Officer of Briggs & Stratton. President and Chief Executive Officer 2009-2010. President and Chief Operating Officer 2008-2009. Executive Vice President and Chief Operating Officer 2005-2008. Director of Badger Meter, Inc. and Lennox International Inc.

Mr. Teske is a sitting CEO and has experience and expertise in finance, international business, operations, strategy development, and organizational and human resource matters. He is chairman, president and CEO of the company. Before becoming CEO in January 2010, he served as the company’s president and chief operating officer, president of its power products business, head of corporate development and controller. He is a director of two other public companies. His memberships on the Board and the Executive Committee help ensure the Board is linked to the company’s management and operations. Mr. Teske is a certified public accountant who worked at a public accounting firm before joining the company. He received a Master of Management degree from the Kellogg Graduate School of Management at Northwestern University.

Footnotes (1), (2), (3), (4) and (5) are on page 9.

The Board recommends a vote FOR each nominee.

ITEM 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected the public accounting firm of Deloitte & Touche LLP as the company’s independent auditors for the current fiscal year ending June 29, 2014. The Committee has directed that management submit the selection of independent auditors for ratification by the shareholders at the annual meeting.

Shareholder ratification of the selection of Deloitte & Touche LLP as the company’s independent auditors is not required by the Bylaws or otherwise. However, the Committee and Board are submitting the selection of Deloitte & Touche LLP for ratification because they value the shareholders’ views on the company’s independent auditors. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee may direct the appointment of a different independent accounting firm at any time during the year if the Committee determines that such a change would be in the best interests of the company and its shareholders.

A representative of Deloitte & Touche LLP will be present at the October 2013 annual meeting. The representative will have the opportunity to make a statement and respond to appropriate questions.

The Audit Committee and Board recommend a vote FOR this proposal.

ITEM 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

As required by SEC rules, we are asking shareholders to approve, on an advisory, non-binding basis, the 2013 compensation awarded to the company’s named executive officers as described in the Executive Compensation section of this proxy statement. The company currently holds advisory votes to approve executive compensation annually.

Our executive compensation program is designed to attract, reward and retain talented executives to lead our company in a highly competitive market, while maximizing shareholder returns. We believe that our compensation program, which ties a significant portion of pay to performance, provides competitive compensation to our executives and utilizes components that align the interests of our executives with shareholders. We believe this approach helps make our management team a key driver in the company’s market leadership and financial performance.

Shareholders are urged to read the Compensation Discussion and Analysis section of this proxy statement, beginning on page 16, as well as the Summary Compensation Table and related compensation tables and narratives, which discuss in detail how our compensation policies and procedures operate and are designed to meet our compensation objectives and support achievement of our business goals.

We ask our shareholders to approve the following resolution at the annual meeting:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation awarded to our named executive officers, as disclosed pursuant to SEC rules, including the Compensation Discussion and Analysis, the compensation tables and related materials included in this proxy statement.

While this vote is advisory and non-binding on the company, the Compensation Committee and Board of Directors will review the voting results and consider shareholder concerns in their continuing evaluation of the company’s compensation program.

The Compensation Committee and Board recommend a vote FOR this proposal.

II. CORPORATE GOVERNANCE

GENERAL INFORMATION ABOUT INCUMBENT DIRECTORS

Name, Age, Principal Occupation and Directorships for At Least Past Five Years	Year First Became a Director
Incumbent Directors (Class of 2015):
JAMES E. HUMPHREY, 67 (2) (5)	2010

Retired Chairman of Andersen Corporation, a window and door manufacturer. Chairman and Chief Executive Officer 2009-2011. Chairman, President and Chief Executive Officer 2008-2009. President and Chief Executive Officer 2003-2008.

Mr. Humphrey was the chairman and past CEO of a large privately-owned business with manufacturing, distribution and sales locations throughout the United States and Canada. Before joining Andersen in 1999, he held various sales and marketing positions in Armstrong World Industries, Inc. and served as President of its Floor Products America Division from 1996 to 1999. He received a B.S. degree from Millikin University. Mr. Humphrey has expertise and experience in sales and marketing, retail businesses, distribution, executive compensation, and organizational and human resource matters.

CHARLES I. STORY, 59 (3) (4)	1994

President of ECS Group, Inc., an executive development company. President and Chief Executive Officer, INROADS, Inc. 1993-2005. Advisory Director of Regions Bank. Previously a director of ChoicePoint, Inc. 1997-2008 and INROADS, Inc. 1993-2005.

Mr. Story is a former CEO and has experience and expertise in operations, marketing, strategy development, and organizational and human resource matters. He is president of an executive development firm that advises numerous companies, including those in diversified manufacturing, consumer products, banking, insurance, construction, hospitality and healthcare, and previously served as CEO of a human resource consulting firm for 12 years. Mr. Story has been the lead director of a public company, a director of two companies in addition to Briggs & Stratton, and a member of the audit and executive committees of another public company. He has been designated as an audit committee financial expert by our Board of Directors. Mr. Story is the former CEO of INROADS. He is Chairman of the Finance Committee and a member of the Executive Committee. He received a B.A. degree in Psychology and Management from Fisk University and a Masters in Public Administration from the University of Tennessee and Tennessee State University (Joint Program).

Footnotes (1), (2), (3), (4) and (5) are on page 9.

Name, Age, Principal Occupation and Directorships for At Least Past Five Years	Year First Became a Director
Incumbent Directors (Class of 2014):
KEITH R. McLOUGHLIN, 57 (5)	2007

President and Chief Executive Officer of AB Electrolux, a manufacturer of major home appliances. Chief Operations Officer Major Appliances 2009-2010. President, Electrolux Home Products North America and Latin America 2004-2009.

Mr. McLoughlin is a sitting CEO and has experience and expertise in international business, operations, selling to large retail stores, marketing, strategy development, and organizational and human resource matters. He is chief executive officer of a large international business that manufactures home appliances. His prior work experience includes general management responsibilities in an international consumer goods company. Mr. McLoughlin’s experience as head of an original equipment manufacturing business and managing consumer goods in international markets enables him to provide useful insights to other directors and management on issues concerning sales, marketing and operations. He received a B.S. in Engineering from the United States Military Academy and attended a training program for directors of public companies titled “Corporate Governance Essentials for Directors” sponsored by the Wharton School of the University of Pennsylvania.

HENRIK C. SLIPSAGER, 58 (5)	2012

President and Chief Executive Officer of ABM Industries, Inc., a leading provider of integrated facility solutions. Director of ABM Industries, Inc.

Mr. Slipsager is a sitting CEO and has experience and expertise in finance, international business, executive compensation, regulatory matters, strategy development, and organizational and human resource matters. He has been CEO of a public company for 13 years. Mr. Slipsager also serves as a director of that company and previously served as chief financial officer of another company. Mr. Slipsager’s experience in making strategic acquisitions and managing a diversified business and a finance organization enables him to provide valuable perspectives regarding strategy and operations. Mr. Slipsager received an M.B.A. degree (equivalent) from the Business School of Copenhagen.

Footnotes (1), (2), (3), (4) and (5) are on page 9.

Name, Age, Principal Occupation and Directorships for At Least Past Five Years	Year First Became a Director
BRIAN C. WALKER, 51 (1) (2) (3)	2002
President and Chief Executive Officer of Herman Miller, Inc., a global provider of office furniture and services. Director of Herman Miller, Inc.

Mr. Walker is a sitting CEO and has experience and expertise in finance, international business, executive compensation, strategy development, and organizational and human resource matters. He has been CEO of a public company for 9 years, which is an international original equipment manufacturer that, like Briggs & Stratton, employs EVA principles in its incentive compensation plans. Mr. Walker also serves as a director of that company, previously served as its chief operating officer and chief financial officer, and is a member of the Detroit Board of Directors of the Federal Reserve Bank of Chicago. He has been designated as an audit committee financial expert by our Board of Directors, has been a certified public accountant, and received a B.S. in Accounting from Michigan State University. Mr. Walker’s experience enables him to make valuable contributions to Board discussions concerning the company’s strategy and operations, and his education, expertise and experience in accounting and compensation matters enhance his participation as Chairman of the Compensation Committee and a member of the Audit and Executive Committees.

Committee Memberships: (1) Audit, (2) Compensation, (3) Executive, (4) Finance,
(5) Nominating & Governance.

OTHER CORPORATE GOVERNANCE MATTERS

The Board of Directors is responsible for overseeing the affairs of the company for the benefit of shareholders. The Board has approved charters for the Audit, Compensation, Finance and Nominating & Governance Committees that are reviewed annually by each committee, corporate governance guidelines, a code of business conduct and ethics applicable to all directors, officers and employees, standards for determining the independence of directors, and stock ownership guidelines. These documents are available in the Investor Relations section of the company’s website (www.basco.com). Printed copies are available upon request to the Secretary.

Director Selection Criteria. The Nominating & Governance Committee recommends nominees for director whose background, knowledge, experience, expertise and perspective will complement the qualifications of other directors and strengthen the Board. Nominees must meet the following minimum criteria:

•	A strong commitment to integrity

•	Common sense and good judgment

•	Relevant professional or business knowledge

•	A record of accomplishment in prior positions

•	The time and interest to attend and participate in Board meetings

Director Independence. A majority of directors must meet the criteria for independence established by the Board in accordance with the rules of the New York Stock Exchange. A director will not qualify as independent unless the Board determines that the director has no material relationship with the company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the company. On the recommendation of the Nominating & Governance Committee, the Board has adopted the following categorical standards to form the basis for the Board’s independence determinations.

•

The Board makes determinations of director independence based on all relevant facts and circumstances concerning a director’s relationships with the company, including commercial, banking, consulting, charitable and family relationships. The Board shall not consider a director to be independent if the director has a relationship with the company that prevents independence under the NYSE rules.

•

The following commercial and charitable relationships will be considered to be immaterial relationships that do not impair a director’s independence: (1) the director or an immediate family member is an officer, employee, partner or significant owner of a company or organization that makes payments to, or receives payments from, Briggs & Stratton for property or services in an amount which, in any single fiscal year, is less than the greater of $500,000 or 1% of such other company’s consolidated gross revenues, and (2) the director is an officer, director or trustee of a charitable organization which receives contributions from Briggs & Stratton and the Briggs & Stratton Corporation Foundation, Inc. that aggregate less than the greater of $500,000 or 1% of such organization’s consolidated gross revenues in any single fiscal year out of the preceding three fiscal years.

In August 2013, the Nominating & Governance Committee and the Board evaluated the relationships between each director and the company and determined that Messrs. Achtmeyer, Humphrey, McLoughlin, O’Toole, Slipsager, Story and Walker and Ms. Kampling are independent. The Committee and the Board have also determined that Messrs. O’Toole, Slipsager and Walker and Ms. Kampling meet the requirements established by the U.S. Securities and Exchange Commission for independence of audit committee members.

Director Selection Procedures. The Nominating & Governance Committee selects director nominees in accordance with the following procedures:

•	Review the experience, qualifications, attributes and skills of existing Board members

•	Determine the experience, qualifications, attributes and skills desired in new director(s)

•	Solicit suggestions from the Chief Executive Officer and directors on potential candidates

•	Consider candidates recommended by security holders

•	Retain search consultant as needed to identify candidates

•	Evaluate experience, qualifications, attributes and skills of all candidates recommended for consideration

•	Contact preferred candidate(s) to assess their interest

•	Interview preferred candidate(s) to assess their experience, qualifications, attributes and skills

•	Recommend candidate(s) for consideration by the Board

The Committee will consider recommendations from shareholders concerning the nomination of directors. Recommendations should be submitted in writing to the Secretary of the company and state the shareholder’s name and address, the name and address of the candidate, and the experience, qualifications, attributes and skills of the candidate. Recommendations must be received no later than May 8, 2014. The direct nomination of a director by shareholders must be made in accordance with the advance written notice requirements of the company’s Bylaws. A copy of the Bylaws may be obtained from the company’s Secretary. For consideration at the 2014 annual meeting, direct nominations must be received by the Secretary no earlier than June 28, 2014 and no later than July 23, 2014.

Leadership Structure. The Board believes it is important to maintain flexibility to choose the leadership structure that is best able to meet the needs of the company and its stockholders based on circumstances that exist at the time and the qualifications of available individuals.

The Chairman of the Board is Mr. Teske, who also serves as President and CEO of the company. The Board currently believes that the company and its shareholders are best served by having Mr. Teske fill both the Chairman and CEO positions. He is most familiar with the business and its challenges, and is best situated to set agendas and lead discussions in Board meetings on matters affecting the company’s business. Also, Mr. Teske has extensive knowledge of the company’s strategy, operations and financial condition, which positions him to best identify matters for Board review and discussion. In addition, the combined role of Chairman and CEO centralizes leadership in one individual. This circumstance prevents ambiguity about accountability and the possibility that two leaders might communicate different messages.

The lead independent director is Mr. O’Toole. He was selected by the Board based on his years of experience as the Chairman and CEO of another public company, as a director of Briggs & Stratton and other public companies, and as a past member of several of the Board’s committees. Upon his retirement at the 2013 annual meeting, Mr. O’Toole will be succeeded as lead director by Mr. Walker, whose qualifications for the position are similar to those of Mr. O’Toole. The lead independent director (1) presides at all meetings of the Board at which the Chairman is not present, including executive sessions of independent directors, (2) serves as liaison between the Chairman and the independent directors, (3) approves information sent to the Board, (4) approves meeting agendas for the Board, (5) approves meeting schedules to assure that there is sufficient time for discussion of all agenda items, (6) has the authority to call meetings of the independent directors, and (7) if requested by major shareholders, ensures that he is available for consultation and direct communications.

The chairmen of the Audit, Compensation, Finance and Nominating & Governance Committees are, respectively, Messrs. O’Toole, Walker, Story and Achtmeyer. Ms. Kampling has been selected to succeed Mr. O’Toole as chairman of the Audit Committee when Mr. O’Toole retires at the 2013 annual meeting. Each chair was selected because he or she is independent, has served as a member of the Board for a substantial number of years, and has expertise in areas related to the subject matter of the committee he or she chairs. Committee chairs, as well as committee members, are nominated by the Nominating & Governance Committee and appointed by the Board. The Executive Committee has no chairman. Its ex officio members are the CEO and the chairmen of the Audit, Compensation, Finance and Nominating & Governance Committees.

Board Oversight of Risk. The Board of Directors has overall responsibility for risk oversight with a focus on the most significant risks facing the company with respect to its strategy, operations, financial reporting and legal compliance. Every six months, and more frequently if required, the Board reviews with management the company’s strategy, and the Finance Committee reviews a list of key risks affecting strategy, operations, reporting and compliance, the status of those risks, and how those risks are being managed.

Periodically throughout the year, the committees to which the Board has delegated responsibility devote part of their regular meetings to the review and discussion of specific risk topics in greater detail, and each committee reports on its activities to the full Board at each regular meeting of the Board. More specifically:

The Audit Committee oversees the company’s risk policies and processes relating to financial statements, financial reporting and legal compliance. As part of its risk oversight role, the committee receives periodic reports from the company’s Director of Internal Audit and the General Counsel, receives an annual report on the status of the company’s Integrity Program from the chairman of its Steering Committee, and receives periodic reports on any reported complaint reported under the Integrity Program concerning an accounting, internal accounting control or auditing matter.

The Compensation Committee oversees risks associated with the company’s management succession plan and compensation structure. It reviews the management succession plan annually, and periodically engages an independent compensation consultant to review and make recommendations concerning the structure of executive compensation. Earlier this year, the Committee also reviewed a report on compensation-related risk prepared by the company’s internal audit staff.

The Finance Committee reviews the company’s insurance and risk management programs, including programs on financial risk such as the use of hedging and derivatives. The Committee also reviews the company’s policies regarding credit, liquidity and capital structure.

The Nominating & Governance Committee oversees risks related to the company’s governance structure and related person transactions involving directors. The Committee also receives an annual report on the Integrity Program from the chairman of the Company’s Integrity Program Committee.

Board Meetings. The Board has regularly-scheduled quarterly meetings, each of which ends with the independent directors of the Board meeting in executive session, and special meetings. The Chairman of the Board presides at the regularly-scheduled Board meetings and special meetings, and the lead independent director presides at the executive sessions. In fiscal year 2013, the Board held 4 regular meetings, 4 executive sessions of independent directors and no special meetings.

Meeting Attendance. Directors are expected to attend the annual meeting of shareholders and all regularly-scheduled Board meetings. All directors attended the October 2012 annual meeting of shareholders. All directors attended at least 75% of all meetings of the Board and the committee(s) on which he or she served during fiscal year 2013.

Board Committees. The Board has established five committees to assist it in fulfilling its responsibilities. Members of the Executive Committee are the CEO and the chairs of each of the four standing Board committees. Members of the other Board committees are nominated by the Nominating & Governance Committee and appointed by the Board.

Audit Committee. The Audit Committee is composed of Messrs. O’Toole (chair) and Walker and Ms. Kampling. Ms. Kampling will succeed Mr. O’Toole as chair upon his retirement at the 2013 annual meeting, and Mr. Slipsager will succeed Mr. O’Toole as a member of the committee. Each member of the Committee has been determined by the Board to be independent under the rules of the SEC and NYSE and to be an audit committee financial expert under SEC rules. The Committee held 9 meetings during fiscal year 2013.

The Audit Committee is a separately designated committee of the Board, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee’s primary duties and responsibilities are to (1) monitor the integrity of the company’s financial statements and review with the independent accountants the audited financial statements and their report, (2) retain independent public accountants to audit the company’s books and accounts, (3) oversee the independence and performance of the company’s internal and external auditors, (4) review and approve non-audit services performed by the independent public accountants, (5) review the accountants’ recommendations on accounting policies and internal controls, (6) review internal accounting and auditing procedures, and (7) monitor the company’s compliance with legal and regulatory requirements, including compliance by and the grant of any waivers to directors, officers and employees with respect to the company’s code of business conduct and ethics. The Committee may delegate pre-approval authority concerning audit and non-audit services to the chair of the Committee, which if exercised shall be reported to the Committee at its next scheduled meeting.

Compensation Committee. The Compensation Committee is composed of Messrs. Walker (chair), Achtmeyer and Humphrey. Each member of the Committee has been determined by the Board to be independent under the rules of the NYSE. The Committee held 5 meetings during fiscal year 2013.

The Compensation Committee (1) reviews and approves corporate goals and objectives relevant to CEO compensation, evaluates the CEO’s performance and sets the CEO’s compensation, (2) retains and oversees the work of compensation consultants, legal counsel and other advisors and assesses their independence, (3) reviews and sets the salaries of all other executive officers, (4) reviews and recommends to the Board the adoption or amendment of compensation and benefit plans and programs maintained for the executive officers and other key employees, (5) administers the company’s incentive compensation plans for senior executives, (6) periodically reviews the structure of executive compensation and makes recommendations to the Board as required to maintain the alignment of compensation with the company’s strategy and mitigate any compensation-based risk, (7) reviews the company’s management succession plan, (8) reviews and recommends to the Board the compensation of directors, and (9) prepares an annual report on executive compensation for inclusion in the proxy statement.

The Compensation Committee has retained Meridian Compensation Partners, LLC as its compensation consultant. The Committee assessed the independence of Meridian and does not believe that the work of Meridian has given rise to any conflict of interest under SEC rules.

The Committee periodically reviews director compensation with its compensation consultant. The Committee makes recommendations to the Board based on data provided by its compensation consultant and recommendations from the consultant and the CEO. The Committee reviewed director compensation in August 2013 and, based on the Committee’s recommendation, the Board of Directors modified the compensation provided to nonemployee directors effective as of September 1, 2013. An explanation of the compensation provided to nonemployee directors is located below.

Finance Committee. The Finance Committee is composed of Messrs. Story (chair) and O’Toole and Ms. Kampling. Each member of the Committee has been determined by the Board to be independent under the rules of the NYSE. The Committee held 4 meetings during fiscal year 2013.

The Finance Committee (1) reviews the capital structure of the company and its subsidiaries, and approves the establishment of direct subsidiaries, (2) reviews the company’s financial plan and treasury operations, (3) reviews significant tax matters, (4) reviews the company’s annual operating plan and approves capital expense budgets, (5) oversees the company’s policies on dividends and share repurchases, (6) reviews the company’s insurance and risk management programs, (7) reviews the financial terms of investments, acquisitions and divestitures, and (8) monitors the financial condition of the company’s retirement plans.

Nominating & Governance Committee. The Nominating & Governance Committee is composed of Messrs. Achtmeyer (chair), Humphrey, McLoughlin and Slipsager. Each member has been determined by the Board to be independent under the rules of the NYSE. The Committee held 4 meetings during fiscal year 2013.

The Nominating & Governance Committee (1) proposes to the Board a slate of nominees for election by the shareholders at the annual meeting and recommends prospective director candidates in the event of the resignation, death or retirement of directors or change in Board composition requirements, (2) reviews candidates recommended by shareholders for election to the Board, (3) develops plans regarding the size and composition of both the Board and Committees, and (4) monitors and makes recommendations to the Board concerning corporate governance matters.

Executive Committee. The Executive Committee is composed of Messrs. Achtmeyer, O’Toole, Story, Walker and Teske. The Committee is authorized to exercise the authority of the Board in the management of the business and the affairs of the company between meetings of the Board, except as provided in the Bylaws. The Committee held 4 meetings during fiscal year 2013.

Communication with Directors. The Board has established a process for interested parties to communicate with the Board, its non-management directors as a group or its lead independent director. Such communications should be addressed to the Secretary of the company, who will forward the communication directly to the lead independent director.

Stock Ownership Guidelines. Nonemployee directors are required to hold shares of the company’s common stock with a value equal to five times the annual cash retainer paid to the director. Directors whose holdings are below this amount satisfy the guidelines by deferring their annual stock grants until retirement from the Board of Directors. Compensation for serving as the lead director, a committee chair or a committee member is excluded. All directors comply with the guidelines.

DIRECTOR COMPENSATION

During fiscal year 2013, each nonemployee director received an annual retainer of $150,000, of which $75,000 was payable in cash and $75,000 was payable in the company’s common stock. In addition, the lead independent director received $20,000 in cash, the chairs of the Audit, Compensation, Finance and Nominating & Governance Committees received $10,000 in cash, and each member of the Audit Committee received $5,000 in cash. Effective September 1, 2013, the annual retainer for directors was increased to $170,000, with $85,000 payable in cash and $85,000 payable in stock. In addition, the annual retainer to the chair of the Audit Committee was increased to $15,000.

The common stock grant is credited to the director’s account in the Deferred Compensation Plan for Directors. For stock granted to a director who has achieved the stock ownership guidelines, the stock will be distributed one year after the grant date unless the director elects to defer distribution to a later date. For stock granted to a director who has not yet achieved the stock ownership guidelines, the stock will be distributed following the director’s retirement from the Board.

In addition, under the Plan a nonemployee director may elect to defer receipt of all or a portion of his or her director’s cash and stock compensation until any date but no later than the year in which the director attains the age of 73 years. Participants may elect to have cash deferred amounts (i) credited with interest quarterly at 80% of the prevailing prime rate, or (ii) converted into deferred stock based on the deferral date closing price of the company’s common stock. Any balance of deferred shares in a director’s account is credited with an amount equivalent to any dividend paid on the common stock, which will be converted into additional deferred shares. The portion of a director’s annual retainer that was automatically deferred in common stock is distributed in stock. Voluntary deferrals into a cash account are distributed in cash, and voluntary deferrals into a deferred stock account are distributed in cash or stock at the election of a director.

Nonemployee directors are provided with $150,000 of coverage under Briggs & Stratton’s Business Travel Accident Plan while on corporate business. Nonemployee directors are encouraged to use company products to enhance their understanding and appreciation of the company’s business. Each such director may purchase at retail up to $10,000 annually of company products and products powered by the company’s engines. The company reimburses directors for the purchase price of these products. The amount of the reimbursement is included in the director’s taxable income.

The following table shows the compensation paid by the company in fiscal year 2013 to each nonemployee director.

Name	Fees Earned or Paid in Cash ($) (a)	Stock Awards ($) (b)	All Other Compensation ($) (c)	Total ($) (d)
W.F. Achtmeyer	$85,000	$75,000	$0	$160,000
M.E. Batten	52,500	75,000	0	127,500
J.E. Humphrey	75,000	75,000	0	150,000
P.L. Kampling	80,000	75,000	0	155,000
K.R. McLoughlin	75,000	75,000	0	150,000
R.J. O’Toole	110,000	75,000	9,870	194,870
H.C. Slipsager	53,125	0	0	53,125
C.I. Story	85,000	75,000	0	160,000
B.C. Walker	90,000	75,000	550	165,550

Column (b): Each nonemployee director is granted deferred stock. Directors held the following shares of deferred stock under the Deferred Compensation Plan for Directors at the end of fiscal year 2013: Mr. Achtmeyer 25,222 shares, Mr. Humphrey 9,831 shares, Ms. Kampling 9,831 shares, Mr. McLoughlin 25,222 shares, Mr. O’Toole 29,371 shares, Mr. Slipsager 0 shares, Mr. Story 26,961 shares, and Mr. Walker 27,319 shares.

Column (c): Includes payments made to each director to reimburse the purchase of company products.

III. EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors consists of three directors, each of whom has been determined by the Board to be independent under the rules of the New York Stock Exchange.

Management of the company prepared the following Compensation Discussion and Analysis (“CD&A”) for fiscal year 2013. The Committee reviewed and discussed the CD&A with management and the Board of Directors.

Based on the review and discussions with management, the Committee recommended to the Board of Directors that the CD&A be included in this proxy statement.

Brian C. Walker, Chairman

William F. Achtmeyer

James E. Humphrey

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Performance and Compensation

Company Performance

•	The company’s net sales and adjusted net income decreased due to difficult market conditions in the US, Europe and Australia

•	The acquisition of Branco in Brazil was completed successfully, and net sales of the standby generator business increased substantially

•

The company’s EVA was $18.9 million below the target for the year, but the company generated cash from operations of $160 million and returned $53 million to shareholders through an increased quarterly dividend and a stock repurchase program

CEO Compensation

•	Over 60% of the CEO’s target cash and equity compensation was performance-based

•	The CEO’s target compensation was below the 50th percentile of comparator group companies

•	The CEO’s annual cash award was 15% of target reflecting financial results below expectations

Compensation Objectives and Elements

Objectives

•	Attract and retain executives who perform at a high level

•	Benchmark target total compensation based on comparator group companies

•	Link cash awards to achievement of the company’s annual operating plan

•	Provide strong financial incentives for executives to increase shareholder value

Elements

•	Annual salaries and cash awards

•	Three types of equity awards (options, restricted/deferred stock and performance shares)

•	Retirement and deferred compensation plans

•	Employment and change of control agreements

Company Performance

Net sales and net income decreased in fiscal year 2013. Net sales decreased from $2.1 billion to $1.9 billion, and we experienced a net loss of $33.7 million as compared to net income of $29.0 million in fiscal 2012. Adjusted net income decreased from $57.8 million in fiscal 2012 to $45.1 million in fiscal 2013. However, cash on hand increased from $156.1 million to $188.4 million. These changes, which occurred primarily due to a difficult market environment in the U.S., Europe and Australia, were partially offset by the acquisition of the Branco business in Brazil and growth of our standby generator business.

Note that the adjusted net income measure used in the preceding paragraph is a financial measure that is not based on Generally Accepted Accounting Principles (“GAAP”), which the company uses to prepare its financial statements. The company believes that the use of adjusted net income when comparing the company’s financial performance for 2013 to 2012 aids investors in understanding the magnitude of the change in earnings between years due to recurring operations. If the GAAP financial measure of net income is used to compare 2013 to 2012, the company’s net income decreased by $62.7 million from $29.0 million to a net loss of $33.7 million. The inclusion of non-GAAP financial measures is intended to supplement, not replace, the presentation of financial results in accordance with GAAP. The following table reconciles the GAAP measure of net income to the non-GAAP measure of adjusted net income.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

(In Millions)

	2013	2012
Net Income (Loss)	$(33.7)	$29.0
Tax effected charges to reported net income
Restructuring Charges	15.5	28.8
Goodwill and Intangible Asset Impairment Charges	62.0	—
Litigation Settlement	1.2	—

Adjusted Net Income	$45.1	$57.8

The company’s target Economic Value Added (“EVA”) for fiscal year 2013 was negative $11.5 million, an improvement of $25.9 million over the target for the prior year. EVA is net operating profit of the company or a division after taxes less a capital charge. The company’s actual EVA for fiscal year 2013 was negative $30.4 million. These results produced a company performance factor of 0.15 under the Operating Economic Value Added Incentive Compensation Plan (the “EVA Plan”).

Several factors had a significant impact on the financial results noted above. On the plus side, the Products Group launched over 40 new products into the dealer channel, and demand for standby generators increased substantially. In addition, the company completed the acquisition of Branco in Brazil, which made a positive contribution to the company’s net income for the year, and the company achieved $37 million in incremental restructuring cost savings. However, the company’s financial results were affected negatively by reduced consumer demand for lawn and garden equipment in the U.S., Europe and Australia.

Executive Performance and Compensation

Executive Performance

In the past year, Mr. Teske led the company in coping with significant headwinds in U.S., European and Australian markets. He oversaw the introduction of a substantial number of new lawn and garden products to Simplicity and Snapper dealers in the U.S., growth of the standby generator business and the acquisition of the Branco business in Brazil.

Mr. Rodgers, the company’s chief financial officer, executed the company’s share repurchase program and increased cash on hand by 21% from the prior year through the oversight of effective working capital management. Mr. Savage provided support for global growth initiatives, including the acquisition of an end products business in Brazil and the ongoing evaluation of other strategic opportunities.

As leaders of two of the company’s principal businesses, Messrs. Reitman and Wright remained focused on improving the ability of their businesses to execute in a challenging environment. Mr. Reitman led the standby generator business in increasing net sales substantially compared to the prior year. Mr. Wright led the engines business in increasing market share in the United States while implementing restructuring initiatives, cost savings initiatives and completing the sale of the manufacturing facility in the Czech Republic.

Executive Compensation

The Committee did not increase annual salaries for the CEO and other executives named in the Summary Compensation Table during fiscal year 2013. Mr. Teske’s annual salary remained at $840,000. The salary for Mr. Rodgers remained at $400,000, and the salaries for Messrs. Savage, Reitman and Wright remained at $423,000, $346,000 and $347,000 respectively.

In August 2012, the named executive officers received stock options, restricted and/or deferred stock and performance shares in amounts that the Committee determined to be appropriate in view of the executive’s position and comparator group data for the position held by the executive. The table below summarizes the total grant date value of each executive’s award and its apportionment among stock options (40%), restricted or deferred stock (30%) and performance shares (30%).

LONG-TERM EQUITY AWARDS IN FISCAL YEAR 2013

Name	Total Grant Date Value	Stock Options	Restricted/ Deferred Shares	Performance Shares
T.J. Teske	$2,250,000	$900,000	$675,000	$675,000
D.J. Rodgers	500,000	200,000	150,000	150,000
T.R. Savage	345,000	138,000	103,500	103,500
W.H. Reitman	233,000	93,200	69,900	69,900
J.C. Wright	343,000	137,200	102,900	102,900

The actual number of stock options awarded was determined based on the Black-Scholes value of an option on a share of the company’s stock, as discussed below. The actual number of restricted and/or deferred stock awarded was determined by dividing the value of the award by the closing price of a share of the company’s stock on the award date. The target number of performance shares awarded was determined by dividing the dollar amount of the participant’s target award by the fair market value of the company’s stock on the award date. These awards were slightly higher than the prior year.

In August 2013, each executive received a cash award under the annual incentive plan with respect to his performance in fiscal year 2013. The performance factor used to calculate the cash awards for each named executive officer was 0.15, which was the company performance factor. These cash awards are reported in the Summary Compensation Table.

Recent Compensation Decisions

At the 2012 annual meeting, shareholders provided an advisory vote on executive compensation. Of the votes cast, 92% approved the compensation awarded to our named executive officers. The Compensation Committee believes the say-on-pay vote affirmed its approach to executive compensation and accordingly did not make substantial changes to the company’s compensation programs during fiscal year 2013.

Decisions the Committee made during the past year to enhance alignment of compensation with the company’s strategic and operating plans, respond to policies of institutional investors and comply with regulatory requirements included:

1.	In light of the difficult market environment for the company’s products, the Committee decided not to implement any salary increases for company officers during the year.

2.	The Committee recommended and the Board of Directors approved freezing benefits under the Retirement Plan effective December 31, 2013, and modifying the company’s savings plans to partially offset the impact of the freeze on employees.

3.	The company’s stock ownership guidelines for directors, officers and key managers were revised to prohibit hedging transactions and limit pledging of company stock.

4.	The Committee’s charter was revised to strengthen the Committee’s independence in accordance with revised listing standards mandated by the New York Stock Exchange.

Compensation Objectives and Elements

The objectives of the Compensation Committee with respect to executive compensation are to (i) attract and retain key individuals who are important to the continued success of Briggs & Stratton and its operating units, and (ii) provide strong financial incentives, at reasonable cost to the shareholders, for senior management to enhance the value of the shareholders’ investment.

The elements of compensation that the Committee uses to accomplish these objectives include annual salaries, annual incentive cash awards, long-term incentives comprising premium-priced stock options, restricted stock, deferred stock and performance shares, as well as retirement plans, deferred compensation plans, and employment and change of control agreements.

Incentive awards include annual cash awards and equity awards. Targets for annual cash awards are determined based on an executive’s position, comparator group data and annual salary. Equity awards are based on the executive’s position and comparator group data, and include a mix of stock options, restricted and/or deferred stock and performance shares.

The company’s incentive awards are subject to clawback rights. Cash awards can be recovered if a material misstatement of the company’s SEC annual report occurs within three years after the award due to negligence or misconduct. Gains on stock options can be recovered if they are attributable to an exercise that occurred within 12 months after the restated fiscal year. Unvested restricted and deferred stock awards and performance share awards can be forfeited if they were awarded with respect to the restated fiscal year.

The company’s compensation plans are designed generally to ensure tax deductibility of the compensation paid under the plans. This includes compliance with Section 162(m) of the Internal Revenue Code, which limits the company’s tax deduction for an executive’s compensation to $1 million unless certain conditions are met. The Committee believes, however, that shareholders’ interests are best served by not restricting its discretion and flexibility in structuring compensation programs, even though such programs may result in certain non-deductible compensation expenses. For fiscal year 2013, the company believes all compensation provided to all executives was tax deductible to the company.

For purposes of qualifying restricted and deferred stock awards as performance-based compensation under Section 162(m) of the Internal Revenue Code, the Compensation Committee established a stock pool with respect to fiscal year 2013. The number of shares in the pool is determined by dividing (i) 10% of the company’s adjusted operating income for fiscal year 2013 by (ii) the fair market value of company stock on the award date determined by the Committee, rounded up or down to the nearest 10 shares. The maximum portion of the stock pool that could be allocated to an executive was 50% for the CEO and 10% for each of the other named executive officers that are subject to Section 162(m). The aggregate restricted and deferred stock awards granted to these individuals may not exceed these amounts to preserve the deductibility of such awards under Section 162(m).

Annual Salary

The Compensation Committee determines executive salaries based on the value of the job and the amount required to attract and retain key executives. The Committee generally targets annual salaries for company officers at the 50th percentile of a comparable group of companies, with individual salaries based on level of responsibility and individual performance. The Committee reviews salaries at the beginning of each fiscal year and normally sets revised salaries effective September 1 based on information about comparator group companies.

The Committee conducted a review of the market value of total compensation for key executive positions based on the comparator group of companies in August 2012 with the assistance of its compensation consultant, Meridian Compensation Partners. Meridian’s study indicated that annual salaries for company executives were close to the 50th percentile of this group for most positions. The companies in the comparator group were drawn from consumer durable, industrial equipment and other manufacturing sectors with revenues similar to Briggs & Stratton and that were participants in the AonHewitt Total Compensation Measurement database. These companies were used in order to capture a cross-section of companies that generally reflect the industrial and consumer segments that the company competes with for executive talent. The selected companies were American Axle & Manufacturing, Inc., Ametek, Inc., Andersen Corporation, Ball Corporation, BorgWarner Inc., Brunswick Corporation, Cameron International Corporation, Crane Co., Cummins, Inc., Flowserve Corporation, Graco, Inc., H. B. Fuller Company, Harley-Davidson Motor Company, Inc., Herman Miller, Inc., JBT Corporation, Joy Global, Inc., Kennametal Inc., Kohler Company, Lennox International, Inc., Manitowoc Company, Inc., Mueller Water Products Inc., Oshkosh Corporation, Polaris Industries Inc., Rockwell Collins Inc., The Scotts Miracle-Gro Company, Stanley Black & Decker Inc., Tenneco Automotive Inc., Valmont Industries, Inc. and Woodward Governor Company.

Several companies in the peer group are notably larger than Briggs & Stratton. These firms were included because they are representative of Briggs & Stratton’s industry segment, are located in the same geographic area as the company and compete with it in hiring executive talent. Examples include BorgWarner, Cummins, Harley-Davidson and Stanley Black & Decker. However, because compensation is generally correlated to the size of a company, the Committee’s compensation consultant used regression analysis to adjust the market value of each compensation element for size differences and also removed from the data used for each compensation element any company whose data was more than two standard deviations from the mean. These statistical techniques are commonly used and are designed to prevent the market data from becoming distorted.

After considering the results of Meridian’s compensation study and the difficult market conditions faced by the company, the Committee decided to maintain officer salaries for fiscal year 2013 at the same levels established in September 2011.

Incentive Compensation

Annual Cash Awards. Target cash awards are intended to be comparable to opportunities customarily provided by other companies to executives having similar responsibilities. The target cash award for Mr. Teske as CEO was 100% of his annual salary for fiscal year 2013. Target cash awards were 60% of annual salary for the other executives named in the Summary Compensation Table. These targets are consistent with the 50th percentile of the comparator group of companies disclosed above.

Actual earned cash awards are calculated by comparing the EVA or other performance metric achieved during the performance period to the target for the period, and then multiplying the resulting performance factor by the target award. Performance goals established under the EVA Plan are based on (i) the company’s or operating division’s performance as measured by the selected financial metric, and (ii) the achievement of performance goals that contribute to the long-term consolidated financial results of the company. EVA is economic value added, which is net operating profit after taxes less a capital charge. The capital charge is based on the company’s estimated weighted average cost of capital times the invested capital in the business. EVA is a key measurement in the company’s cash award plan because EVA is correlated with increases in shareholder value over time.

The Committee approved reducing the cost of capital used in making EVA calculations to 8% for fiscal year 2013 from 10% used in the prior year. This action was taken to more closely approximate the company’s actual cost of capital. In addition, the Committee approved excluding from the calculation of EVA several extraordinary items. Among the excluded items were a charge for the impairment of goodwill and certain intangible assets, costs related to the company’s restructuring program, the pre-tax income earned by Branco in fiscal year 2013 net of acquisition costs, certain of the savings and charges associated with freezing benefits under the company’s Retirement Plan, and settlement of litigation in Canada regarding horsepower ratings. The excluded items were not budgeted and would have distorted the measurement of annual performance. The pre-tax amount of the exclusions was $108.1 million. If the Committee had not made the exclusions, the company performance factor under the EVA Plan would have been 0 rather than 0.15.

Long-Term Equity Awards. The value of each executive’s target equity award is intended to be close to 50th percentile market values for comparable positions, based on the same comparator group studies that the Committee uses to determine annual salaries. The target value for the CEO is determined by the Committee based on the market value provided by Meridian Compensation Partners and other factors such as the CEO’s experience and performance. The target values for the other officers named in the Summary Compensation Table are determined by the Committee based on recommendations made by the CEO.

For equity awards made in August 2012, 40% of the value of each award was premium-priced stock options, 30% was restricted or deferred stock, and 30% was performance shares. The Committee believes this mix of equity encourages performance and alignment with shareholders. Awards are based on both absolute stock price growth and total shareholder return relative to the comparator group.

Stock options are designed to be aligned with shareholders since value is only realized if the stock price increases. Stock options may include incentive stock options, which are defined under and subject to Section 422 of the Internal Revenue Code, and non-qualified stock options. The number of stock options awarded is determined by dividing the dollar amount of each executive’s target award by the Black-Scholes value of an option on a share of the company’s common stock based on its fair market value on the grant date.

Stock options are premium-priced with an exercise price set 10% above the fair market value of the company’s stock on the date the stock option is granted. Stock options become exercisable three years after the date of grant and expire five years after the grant date, or sooner upon the optionee’s termination of employment for cause, one year following termination of employment due to death, three years following termination due to retirement or disability, or three months after termination of employment for any other reason. Incentive stock options retain their status only if exercised within three months following termination of employment. More information concerning the terms of stock options is contained in the Cash and Stock Awards section of the compensation tables.

Restricted or deferred stock is meant to strengthen the alignment of executives with shareholders, motivate the creation of shareholder value and preserve the value of the company. Restricted and deferred stock awards are valued at the fair market value of the company’s common stock on the grant date and vest five years after the date of grant, except that the vesting date may be accelerated in the case of death or disability or a change in control. The stock does not vest automatically on retirement.

Performance shares reward executives for superior performance relative to a comparator group. The target number of performance shares awarded is determined by dividing (i) the dollar amount of the participant’s target performance share award by (ii) the fair market value of company stock on the date of grant. A different method of valuation – Monte Carlo simulation – is required to be used when valuing performance share awards in the Summary Compensation Table and the company’s financial statements.

The final earned award will be determined by how well the company’s stock performs relative to a peer group of public companies over a three year performance period. The final earned award will equal the target if the company’s stock price after three years is at the 50th percentile of the comparator group companies. The final earned award will be twice the target if the company’s stock price is at or above the 80th percentile of comparator group companies, 40% of the target if the stock price is at the 40th percentile of such group, and zero if the company’s stock is below the 40th percentile after three years.

Companies were selected for the performance share comparator group by the Committee with assistance from Meridian Compensation Partners based on several considerations. The comparator group is intended to include public companies that broadly are affected by many of the same external factors and operate under broadly similar economic and business circumstances as our company. The comparator group companies for performance shares are Actuant Corp., Clarcor Inc., Crane Co., Donaldson Co. Inc., Dover Corp., Enpro Industries Inc., Flowserve Corp., Generac Holdings Inc., Idex Corp., Kennametal Inc., Lincoln Electric Holdings Inc., Makita Corp., Mueller Industries, Mueller Water Products Inc., Nordson Corp., Pall Corp., Pentair Corp., Polaris Industries, Inc., Snap-On Inc., SPX Corp., Stanley Black & Decker Inc., Timken Co., Toro Co., Valmont Industries Inc., Watts Water Technologies Inc. and Whirlpool Corp.

Pensions and Other Benefits

Executives participate in a defined benefit retirement plan, supplemental executive retirement plan, tax qualified 401(k) plan, supplemental defined contribution plan, and executive life insurance program. The supplemental plans and life insurance program provide enhanced benefits that are considered necessary to retain executives and maintain aggregate compensation at competitive levels. The principal terms of these plans and program are described below.

Retirement Plans. The company maintains a defined benefit retirement plan covering officers and other employees, except for new employees and employees of subsidiary companies. Under the plan, non-bargaining unit employees located in Wisconsin and other regional plant locations receive an annual pension payable on a monthly basis at retirement equal to 1.6% of the employee’s average of the highest five years of compensation in the last 10 calendar years of service prior to retirement multiplied by the number of years of credited service. Compensation taken into account in determining a pension includes salaries and cash awards. The amount of a pension is offset by 50% of Social Security payments. The Social Security offset is prorated if years of credited service are less than 30. Benefits under the plan will be frozen on December 31, 2013.

Company officers also participate in an unfunded plan that supplements benefits under the retirement plan. The supplemental plan provides officers with an additional 0.5% of compensation per year of credited service over that presently payable under the retirement plan. In no event will a pension paid under the above-described plans exceed 70% of the employee’s average monthly compensation as calculated in determining pension benefits. A trust has been established for deposit of the aggregate present value of the benefits provided to officers under the supplemental retirement plan upon a change in control of the company.

Supplemental Defined Contribution Plan. Officers and key employees are eligible to participate in a nonqualified defined contribution plan that supplements the company’s 401(k) plan and retirement plans. A participant may defer up to 75% of his or her salary and cash award. The employer matching contribution for such deferrals is 100% of the participant’s first 1% of contributions and 50% of the participant’s next 5% of contributions.

The plan provides for automatic company contributions on behalf of newly-elected officers who are not eligible to participate in the retirement plans. These company contributions are (i) an annual contribution of 2% of the participant’s salary and cash award and (ii) an annual contribution that increases over 20 years from 3% of the participant’s salary and cash award to 8% of the participant’s salary and cash award. The Board of Directors may also authorize a discretionary lump sum company contribution to the account of a participant.

The same investment elections are available with respect to account balances in the supplemental defined contribution plan as are available in the company’s 401(k) plan. Distributions are made in a single lump sum or 10 annual installments beginning on the later of a participant’s retirement or age 62.

A trust has been established to fund the company’s liabilities to participants in the supplemental defined contribution plan. The assets of this trust as well as the separate trust for the supplemental retirement plan are subject to claims of the creditors of the company.

Executive Life Insurance Program. The company provides a death benefit to its officers. The amount of the benefit during employment is 2x annual salary, and the amount after retirement is $400,000. This coverage is consistent with the level of coverage by other companies that offer this benefit. The annual cost to the company for providing the benefit to the executives named in the Summary Compensation Table is approximately $70,000. The company will recover this cost from the cash value of the policy on a covered executive when he retires or dies. The benefit will not be provided to future executives, and the amount of the benefit for current executives will not be increased.

Other Benefits. Each officer of the company may be reimbursed up to $5,000 annually for expenses incurred for personal financial consulting, estate planning and tax preparation.

Agreements with Executives

Employment Agreements. Each officer has a two-year employment agreement with the company. The agreement automatically extends for an additional year each January 1 unless either party gives a 30-day notice that the agreement will not be renewed.

Under the agreement, the officer agrees to perform the duties that may be assigned by the company from time to time. The officer also agrees for a period of two years following termination of employment for any reason to keep company information confidential, not to compete with the company and not to solicit the company’s employees for employment. The company agrees to pay the officer a salary of not less than that of the previous year and to provide fringe benefits that are provided to all other salaried employees in comparable positions. In the event of a termination other than for cause, the officer’s salary and fringe benefits (but not cash awards or long-term incentive compensation) are continued for the remaining term of the agreement.

Change of Control Agreements. Each officer has a change of control agreement with the company. The agreement becomes effective upon a defined change of control of Briggs & Stratton, or if the officer’s employment is terminated upon or in anticipation of such a change of control, and automatically supersedes any existing employment agreement. A change of control is defined to mean the acquisition of 20 percent or more of the company’s voting securities by any person in certain circumstances, replacement of a majority of the directors of the company in certain circumstances, shareholder approval and consummation of certain mergers, or a liquidation or sale of the company’s assets.

The purpose of the change of control agreements is to ensure that in contemplating a potential change in ownership of the company executives are focused on the best interests of shareholders and not the potential impact on their employment. If during the employment term (three years from the change of control) the officer is terminated other than for cause or if the officer voluntarily terminates his or her employment for good reason or during a 30-day window period one year after a change of control, the officer is entitled to specified severance benefits. These benefits consist of:

(1)	a lump sum equal to the officer’s accrued salary and cash award for the current year, plus three times the officer’s current annual salary and highest annual cash award (which is the greater of the most recent annual cash award received by the officer and the average of the top three cash awards received by the officer over the past five years),

(2)	the present value of a three-year enhancement of service under the Retirement Plan and Supplemental Executive Retirement Plan,

(3)	continuation of benefits for three years after termination of employment under the company’s welfare benefit plans, including without limitation medical, prescription, dental, disability, salary continuance, employee life, group health, accidental death and travel insurance,

(4)	outplacement services selected by the officer,

(5)	any benefits the officer is eligible to receive under any other plan, program, policy, practice or contract of the company,

(6)	a “gross-up” payment that will reimburse the officer for any amounts paid under federal excise taxes, and

(7)	immediate vesting of all outstanding stock options, restricted stock and deferred stock pursuant to the company’s Incentive Compensation Plan upon a change in control.

Change of control agreements executed after October 14, 2009 are different from these agreements in three respects. The agreements no longer have a provision that permits an officer to receive severance benefits if he or she voluntarily terminates employment during a 30-day window period one year after a change of control. The agreements require that an executive who intends to terminate his or her employment for good reason must provide the company with a written explanation and allow the company 30 days to address the situation. In addition, the agreements provide that the company will reduce the lump sum payment that would be made to an officer to a level that does not invoke the federal excise tax imposed by Section 4999 of the Internal Revenue Code. Change of control agreements with the officers named in the Summary Compensation Table were executed prior to October 2009.

Stock Ownership Guidelines

The CEO is required to hold 5x his annual salary in company stock, and senior vice presidents are required to hold 3x their annual salary in company stock. The guidelines also contain a prohibition against hedging transactions involving the company’s stock and limitations on pledging company stock. A copy of the stock ownership guidelines is available in the Investor Relations section of the company’s website. All executives named in the Summary Compensation Table comply with the guidelines.

Compensation-Related Risk

The company’s internal audit staff conducted an annual assessment of the company’s compensation plans and practices with respect to risk and reviewed the assessment with the Compensation Committee. The assessment concluded that the company’s compensation plans and practices are not reasonably likely to have a material adverse effect on the company. The reasons for concluding that the company’s compensation plans and practices do not create material risk for the company include (i) use of company-wide performance targets aligned with the company’s operating plans and strategy, (ii) procedures for the review and approval of capital expenditures, (iii) risk mitigation mechanisms such as a combination of short-term and long-term incentives, premium priced stock options, grant dates occurring during open window periods, discretion by the Committee to reduce or eliminate awards up to the date they are made, stock ownership guidelines and clawback provisions, and (iv) administration of awards to officers and key managers by independent directors serving as members of the Committee.

COMPENSATION TABLES

The following table shows salaries, bonuses, incentive awards, changes in the value of retirement benefits, and other compensation relating to fiscal years 2011, 2012 and 2013 for the named executives.

SUMMARY COMPENSATION TABLE

Name & Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
T.J. Teske	2013	$840,000	0	$1,468,104	$900,000	$126,000	$568,000	$53,159	$3,955,263
Chairman, Pres.	2012	833,334	0	1,307,337	806,400	458,334	1,276,000	96,389	4,777,794
& CEO	2011	791,670	0	1,223,520	734,438	1,005,421	693,000	130,791	4,578,840
D.J. Rodgers	2013	400,000	0	326,313	200,000	36,000	56,000	16,134	1,034,447
Sr. Vice Pres.	2012	395,833	0	295,110	182,000	130,625	125,000	27,802	1,156,370
& CFO	2011	370,833	0	194,975	139,960	282,575	51,000	39,798	1,079,141
T.R. Savage	2013	423,000	0	225,505	138,000	38,070	-40,000	38,820	823,395
Sr. Vice Pres. -	2012	421,500	0	219,759	135,600	144,153	553,000	50,907	1,524,919
Corporate	2011	412,616	0	445,064	328,600	314,413	461,000	74,155	2,035,848
Development
W.H. Reitman	2013	346,000	0	152,112	93,200	31,140	191,000	22,862	836,314
Sr. Vice Pres. -	2012	344,833	0	143,937	88,800	204,314	603,000	33,517	1,418,401
Business Develop.	2011	337,834	0	364,291	270,279	257,430	391,000	54,862	1,675,696
& Customer Support
J.C. Wright	2013	347,000	0	223,800	137,200	31,230	104,000	22,108	855,338
Sr. Vice Pres. &	2012	345,832	0	212,053	130,800	78,850	576,000	34,952	1,378,487
Pres. Engines Gr.	2011	337,996	0	332,488	264,672	302,168	320,000	56,276	1,613,600

Column (c): Officers did not receive base salary increases for fiscal 2013. In the table above, fiscal 2013 base salaries are slightly higher than fiscal 2012 base salaries due to the timing of the 2012 base salary increases.

Column (e): Stock awards made in each year include restricted and deferred stock. Stock awards made in fiscal years 2013 and 2012 also include performance shares. Restricted and deferred stock is valued at the grant date value of the award. Performance shares are valued based on the probable outcome of the performance conditions using the Monte Carlo simulation methodology as more fully discussed in Note 13 of the Notes to the Consolidated Financial Statements of the company’s Form 10-K. The value of the performance share awards at the fiscal 2013 and fiscal 2012 grant dates, respectively, assuming the highest level of performance is achieved would be $1,586,208 and $1,405,073 for Mr. Teske, $352,625 and $317,219 for Mr. Rodgers, $243,009 and $236,118 for Mr. Savage, $164,424 and $154,674 for Mr. Reitman and $241,800 and $227,905 for Mr. Wright.

Column (f): The reported amounts are the grant date values of the awards. The assumptions used in valuing 2013 stock options are stated on page 26 of this proxy statement. Assumptions used in valuing 2012 and 2011 stock options are stated in Note 13 of the Notes to the Consolidated Financial Statements of the company’s Form 10-K.

Column (h): The reported amounts include changes in the present value of pension benefits for the relevant fiscal year. Earnings on account balances in the company’s supplemental defined contribution plan are not included because the applicable interest rate is not above-market or preferential.

Column (i): Amounts include professional fees for financial advice, company matching contributions to 401(k) and nonqualified deferred compensation plans, premiums paid by the company for life insurance, and private use of the company plane by the CEO. Of these items, those exceeding $10,000 for fiscal year 2013 include company matching contributions of $24,343 for Mr. Teske, life insurance premiums paid by the company totaling $22,162 for Mr. Teske, $26,800 for Mr. Savage, $12,350 for Mr. Reitman and $11,700 for Mr. Wright; and $18,292 for use of the company plane by Mr. Teske. Dividends on restricted and deferred stock were included in 2011, but not in 2012 or 2013.

All of the compensation paid to the named executives was calculated and paid pursuant to the company’s compensation and benefit plans rather than the company’s standard change of control agreement.

Cash and Stock Awards

The following tables show cash and stock awards made to the named executives for fiscal year 2013, their outstanding equity awards at the end of fiscal year 2013, and the gains attributable to stock options they exercised or stock awards that vested during fiscal year 2013. Executives were granted awards after the end of the fiscal year for which they were selected to participate in the EVA Plan. The company’s fiscal year 2013 financial statements include expenses associated with stock awards granted in August 2012 and cash awards paid in August 2013.

Cash Award Calculations. The bonus for a participant is calculated at the end of a fiscal year by multiplying the executive’s target bonus by performance factors. Thirty percent of the bonus is the target bonus multiplied by the company performance factor. Seventy percent is the target bonus multiplied by an individual performance factor (with no more than 15% of the bonus attributable to non-quantifiable individual performance factors).

The company performance factor is measured by comparing the company’s actual EVA for a fiscal year to the target EVA for the same year. Target EVA is determined by the Compensation Committee based on the company’s annual operating plan in order to align short-term financial incentives with execution of the plan.

The individual performance factor for each participant is the weighted average of one or more quantifiable or non-quantifiable factors called supporting performance factors. The individual performance factor can be based on the company performance factor (as was the case for all named executive officers for fiscal year 2013), or it can be based on division performance or other performance goals. Supporting performance factors are measured by an achievement percentage continuum that generally ranges from 0% to 200% of the individual goal to be achieved and is enumerated from 0 to 2.0 based on this range. If approved by the Compensation Committee, supporting performance factors do not have a ceiling if they are the same as the company performance factor or if they are based on the EVA of a division of the company.

Once a bonus is calculated and approved by the Compensation Committee, it is paid to the participant in August. There are two caps on the bonus of each participant. One cap, stated in the EVA Plan, is 2x the participant’s target cash award. A second cap, stated in the Incentive Compensation Plan, is $3 million.

Stock Option Calculations. The grant date fair values of stock options were determined using the Black-Scholes model. The exercise price was 110% of the fair market value of the company’s common stock on the grant date, with the market price calculated at the reported closing sales price on the New York Stock Exchange on such dates. The assumptions made in the valuation of options granted in August 2012 include an exercise price of $18.85 per share, a fair market value of the stock on the grant date of $17.15, an option term of five years, an interest rate of 0.7%, a daily stock price volatility of 43.9%, and an expected dividend yield of 2.6%. The options have a two-year exercise period that begins on the third anniversary of their grant date and expires on August 31 five years after their grant date.

Restricted/Deferred Stock Calculations. The number of shares for each award was calculated by dividing the value of the award by the fair market value of the company’s common stock on the grant date of the award. Restricted and deferred stock vests five years after their grant date. The vesting date is not accelerated by early or regular retirement, except in extraordinary circumstances approved by the Compensation Committee. If an executive resigns his or her employment prior to the vesting date, the restricted or deferred stock is forfeited unless forfeiture is waived by the Committee. Cash dividends are paid on restricted stock during the vesting period. Holders of deferred stock awards are credited with additional shares of deferred stock in lieu of cash dividends.

Performance Share Calculations. Performance shares vest three years after their grant date based on the performance of the company’s share price as compared to a comparator group during the performance period. The vesting date is not accelerated by early or regular retirement, except in extraordinary circumstances approved by the Compensation Committee. Dividends declared during the performance period are credited to the participant as additional performance shares subject to the same conditions as the initial award.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2013

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name (a)	Grant Date (b)	Approval Date (c)	Threshold ($) (d)	Target ($) (e)	Maximum ($) (f)	Threshold (#) (g)	Target (#) (h)	Maximum (#) (i)	All Other Stock Awards: Number of Shares of Stock or Units (#) (j)	All Other Option Awards: Number of Securities Underlying Options (#) (k)	Exercise or Base Price of Option Awards ($/Share) (l)	Grant Date Fair Value of Stock & Option Awards ($) (m)
T.J. Teske
Cash Award	8/22/13	8/14/13	0	840,000	1,680,000
Stock Option	8/23/12	8/7/12								186,340	18.850	900,000
Stock Award	8/23/12	8/7/12							39,360			675,000
Performance Shares	8/23/12	8/7/12				15,744	39,360	78,720				793,104
D.J. Rodgers
Cash Award	8/22/13	8/14/13	0	240,000	480,000
Stock Option	8/23/12	8/7/12								41,410	18.850	200,000
Stock Award	8/23/12	8/7/12							8,750			150,000
Performance Shares	8/23/12	8/7/12				3,500	8,750	17,500				176,313
T.R. Savage
Cash Award	8/22/13	8/14/13	0	253,800	507,600
Stock Option	8/23/12	8/7/12								28,570	18.850	138,000
Stock Award	8/23/12	8/7/12							6,030			103,500
Performance Shares	8/23/12	8/7/12				2,412	6,030	12,060				121,505
W.H. Reitman
Cash Award	8/22/13	8/14/13	0	207,600	415,200
Stock Option	8/23/12	8/7/12								19,300	18.850	93,200
Stock Award	8/23/12	8/7/12							4,080			69,900
Performance Shares	8/23/12	8/7/12				1,632	4,080	8,160				82,212
J.C. Wright
Cash Award	8/22/13	8/14/13	0	208,200	416,400
Stock Option	8/23/12	8/7/12								28,410	18.850	137,200
Stock Award	8/23/12	8/7/12							6,000			102,900
Performance Shares	8/23/12	8/7/12				2,400	6,000	12,000				120,900

Column (b): The Grant Date is the day when a cash award was paid to an executive, or stock options, stock awards or performance share awards were issued to an executive.

Column (c): The Approval Date is the day when the Compensation Committee approved an award.

Columns (d) thru (f): The Threshold is the cash award the executive would have received if the performance factor had been 0. The Target is the cash award the executive would have received if the performance factor had been 1. The Maximum is the cash award the executive would have received if the performance factor had been 2 or more.

Columns (g) thru (i): The Threshold is the number of performance shares the executive will receive if the company’s share price is at the 40th percentile of peer group companies at the end of the performance period. The Target is the number of performance shares the executive will receive if the company’s share price is at the 50th percentile, and the Maximum is the number of performance shares the executive will receive if the company’s share price is at or above the 80th percentile.

Column (j): All stock awards were made in restricted stock, except that Mr. Savage’s award was made in deferred stock.

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR-END

	Option Awards				Stock Awards
Name (a)	No. of Securities Underlying Unexercised Options Exercisable (#) (b)	No. of Securities Underlying Unexercised Options Unexercisable (#) (c)	Option Exercise Price ($/Share) (d)	Option Expiration Date (e)	No. of Shares or Units of Stock That Have Not Vested (#) (f)	Market Value of Shares or Units of Stock That Have Not Vested ($) (g)	Equity Incentive Plan Awards: No. of Unearned Shares, Units or Other Rights That Have Not Vested (#)(h)	Equity Incentive Plan Awards Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (i)
T.J. Teske	22,780		$30.440	8/15/13	14,620	$289,476	16,424	325,195
	55,600		36.680	8/13/14	37,710	746,658	15,744	311,731
	91,520		19.734	8/31/14	67,710	1,340,658
		140,160	19.877	8/31/15	41,060	812,988
		203,640	16.203	8/31/16	39,360	779,328
		186,340	18.850	8/31/17
D.J. Rodgers	22,110		19.734	8/31/14	3,540	70,092	3,708	73,418
		26,710	19.877	8/31/15	9,260	183,348	3,500	69,300
		45,960	16.203	8/31/16	10,790	213,642
		41,410	18.850	8/31/17	9,270	183,546
					8,750	173,250
T.R. Savage	46,420		30.440	8/15/13	8,530	168,894	2,760	54,648
	83,700		36.680	8/13/14	21,540	426,492	2,412	47,758
	53,330		19.734	8/31/14	24,630	487,674
		62,710	19.877	8/31/15	6,900	136,620
		34,240	16.203	8/31/16	6,030	119,394
		28,570	18.850	8/31/17
W.H. Reitman	31,960		30.440	8/15/13	7,100	140,580	1,808	35,798
	38,040		36.680	8/13/14	17,670	349,866	1,632	32,314
	43,160		19.734	8/31/14	20,160	399,168
		51,580	19.877	8/31/15	4,520	89,496
		22,420	16.203	8/31/16	4,080	80,784
		19,300	18.850	8/31/17
J.C. Wright	30,560		30.440	8/15/13	4,700	93,060	2,664	52,747
	28,840		36.680	8/13/14	6,810	134,838	2,400	47,520
	43,010		19.734	8/31/14	19,070	377,586
		50,510	19.877	8/31/15	18,400	364,320
		33,030	16.203	8/31/16	6,660	131,868
		28,410	18.850	8/31/17	6,000	118,800

Column (b): Options that expire on August 15, 2013 vested on August 15, 2006; options that expire on August 13, 2014 vested on August 13, 2007; and options that expire on August 31, 2014 vested on August 18, 2012.

Column (c): Options that expire in 2015 will vest on August 17, 2013; options that expire in 2016 will vest on August 16, 2014; and options that expire in 2017 will vest on August 14, 2015.

Column (f): All restricted and deferred stock awards to named executives were granted, in descending order as shown in the table, on August 19, 2008, August 18, 2009, August 17, 2010, August 16, 2011,

and August 14, 2012, and vest on August 19, 2013, August 18, 2014, August 17, 2015, August 16, 2016 and August 14, 2017 respectively.

Column (g): Based on the $19.80 per share closing price of a share of the company’s common stock as of the last business day of fiscal year 2013.

Column (h) and (i): The amounts in these columns are related to the performance share awards under the Incentive Compensation Plan. Vesting of performance share awards will depend on performance of the company’s stock price relative to a comparator group of companies over a three-year performance period. The performance of the stock price through fiscal year 2013 is below the threshold level for the awards granted in FY12 and FY13. The amount listed above is based on the threshold value of each award (40% of the target award) multiplied by the $19.80 per share closing price of a share of the company’s common stock as of the last business day of fiscal year 2013.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR 2013

	Option Awards		Stock Awards
	No. of		No. of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
T.J. Teske	93,040	470,942	0	0
D.J. Rodgers	22,110	193,290	3,000	51,450
T.R. Savage	53,330	284,921	0	0
W.H. Reitman	45,050	196,577	0	0
J.C. Wright	41,352	198,481	0	0

Pensions and Other Benefits

The company provides officers with pension benefits under a defined benefit retirement plan and a supplemental retirement plan. The present value of these benefits and certain other information for each named executive is shown in the following table.

PENSION BENEFITS FOR FISCAL YEAR 2013

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
T.J. Teske	B&S Retirement Plan		$412,000
	B&S Supplemental Executive Retirement Plan		3,037,000

	Total	17.10	3,449,000	0
D.J. Rodgers	B&S Retirement Plan		95,000
	B&S Supplemental Executive Retirement Plan		213,000

	Total	6.60	308,000	0
T.R. Savage	B&S Retirement Plan		938,000
	B&S Supplemental Executive Retirement Plan		2,350,000

	Total	21.30	3,288,000	0
W.H. Reitman	B&S Retirement Plan		720,000
	B&S Supplemental Executive Retirement Plan		1,502,000

	Total	20.38	2,222,000	0
J.C. Wright	B&S Retirement Plan		525,000
	B&S Supplemental Executive Retirement Plan		1,277,000

	Total	18.60	1,802,000	0

The amounts in the preceding table show the present value of accumulated benefits as of July 1, 2013. The amounts were calculated using RP2000 male mortality rates and a discount rate of 5.00%. Material assumptions used in determining values include that the beneficiaries receive life only annuities at the earliest age at which unreduced benefits are payable (age 62 or 30 years of service), and that no beneficiary dies prior to retirement. For more detailed information about this calculation see the Pensions and Other Benefits section of the Compensation Discussion and Analysis.

Mr. Reitman is eligible for early retirement under the company’s Retirement Plan and Supplemental Executive Retirement Plan. Early retirement is available to employees who reach age 55 with 10 or more years of service with the company, or who have 30 years of service with the company. If an employee retires between the age of 55 and 62, there is a 4% reduction per year in his or her retirement benefit until age 62. If an employee retires before age 55 with 30 years of service, there is no reduction in the retirement benefit, and such retiree is eligible to continue medical coverage for up to 10 years but not beyond age 65 as long as the retiree pays the same premiums as active employees.

* * * * *

The following table shows contributions and earnings during fiscal year 2013 and fiscal year-end balances in the company’s nonqualified deferred compensation plan for each named executive officer. An executive may defer under the plan up to 75% of his or her salary and bonus, reduced by any deferrals under the company’s 401(k) plan. Company contributions to a participant’s account are described in the Pensions and Other Benefits section of the Compensation Discussion and Analysis. Distributions are made in a single lump sum or 10 annual installments beginning on the later of a participant’s retirement or age 62.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2013

Name (a)	Executive Contributions in Last Fiscal Year ($) (b)	Registrant Contributions in Last Fiscal Year ($) (c)	Aggregate Earnings in Last Fiscal Year ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last Fiscal Year End ($) (f)
T.J. Teske	$42,810	$24,343	$49,117	$0	$688,730
D.J. Rodgers	27,010	6,243	12,292	0	169,239
T.R. Savage	19,620	5,652	101,277	0	726,719
W.H. Reitman	11,830	5,710	10,336	0	268,853
J.C. Wright	22,673	4,401	5,873	0	375,621

Column (b): Amounts reported as executive contributions are included in the Salary column of the Summary Compensation Table. These amounts include the following contributions by the executive related to compensation earned in fiscal year 2013 and deferred subsequent to the end of fiscal year 2013: Mr. Teske $42,810, Mr. Rodgers $27,010, Mr. Savage $19,620, Mr. Reitman $11,830, and Mr. Wright $22,673.

Column (c): The company contributed an amount equal to 100% of the executive’s first 1% of contributions of salary and 50% of the executive’s next 5% of contributions of salary. Amounts reported as Registrant Contributions are included in the Other Compensation column of the Summary Compensation Table. These amounts include the following contributions by the company related to compensation earned in fiscal year 2013 and paid subsequent to the end of fiscal year 2013: Mr. Teske $24,343, Mr. Rodgers $6,243, Mr. Savage $5,952, Mr. Reitman $5,710, and Mr. Wright $4,401.

Columns (d) and (f): The aggregate balances include the following amounts that were previously reported as compensation for the named executives in the Summary Compensation Table for previous years: Mr. Teske $466,853, Mr. Rodgers $58,685, Mr. Savage $452,643, Mr. Reitman $116,116, and Mr. Wright $145,358.

AGREEMENTS WITH EXECUTIVES

The company has entered into employment agreements and change of control agreements with each of the executives named in the Summary Compensation Table. The principal terms of these agreements are described in the Compensation Discussion and Analysis section of this proxy statement.

Assuming the executives named in the Summary Compensation Table were terminated other than for cause on June 28, 2013 (the last business day of fiscal year 2013), each executive would have been entitled under his employment agreement to continue to receive a base salary through December 31, 2014 and the same medical plan coverage that would have been available to other salaried employees. The aggregate amount of the salary continuation payments that would have been made to each executive are: Mr. Teske $1,250,001, Mr. Rodgers $593,750, Mr. Savage $632,250, Mr. Reitman $517,250 and Mr. Wright $518,748. The value of continued medical plan coverage for each executive would be $24,634.78 per year.

The employment agreements terminate upon an executive’s death or disability. In the event of an officer’s disability, the officer will continue to receive compensation for six months following termination, reduced by any disability payments which the officer is entitled to receive. The payments that would have been made to each executive, assuming a termination for disability on June 28, 2013, are as follows: Mr. Teske $416,667, Mr. Rodgers $197,917, Mr. Savage $210,750, Mr. Reitman $172,417 and Mr. Wright $172,916.

The executives are not entitled to a death benefit under their employment agreements, but the company’s executive life insurance program provides life insurance equal to two times the executive’s annual base salary if the executive dies while employed by the company and $400,000 when the executive dies after retirement. The death benefits that would have been paid with respect to each executive, assuming the executive died on June 28, 2013, are as follows: Mr. Teske $1,666,668, Mr. Rodgers $791,666, Mr. Savage $843,000, Mr. Reitman $689,666 and Mr. Wright $691,664.

An executive’s termination of employment due to death or disability results in the immediate vesting of all stock options, restricted stock and deferred stock. For performance shares, the award will be paid on a pro rata basis. Restricted stock and deferred stock are not forfeited in the event of an executive’s retirement, but continue to vest in accordance with the terms of the grants to which they relate. An executive who retires may request that the Compensation Committee vest the executive’s options upon retirement, and such a request is normally granted. In addition, the Committee may allow performance shares to be forfeited on retirement or may authorize payment to the executive at the end of the performance period of all or a portion of the award. The value of the unvested stock options, restricted stock, deferred stock and performance shares for each executive as of June 28, 2013 was Mr. Teske $4,884,664, Mr. Rodgers $1,029,995, Mr. Savage $1,573,641, Mr. Reitman $1,161,722 and Mr. Wright $1,369,109, based upon the same assumptions used to calculate change of control payments.

If the change of control agreements had become effective on June 28, 2013, the officers named in the Summary Compensation Table would have been entitled to receive the following amounts:

CHANGE IN CONTROL PAYMENTS

Name	Severance Payment	Pension Enhancements	Outplacement Services	Tax Gross-Up	Early Stock Vesting	Other Benefits	Total
T.J. Teske	$5,202,903	$220,000	$12,000	$5,333,450	$4,884,664	$287,532	$15,940,549
D.J. Rodgers	1,808,118	52,000	12,000	1,487,036	1,029,995	111,333	4,500,482
T.R. Savage	2,173,455	170,000	12,000	1,989,402	1,573,641	174,366	6,092,864
W.H. Reitman	1,864,035	121,000	12,000	1,583,669	1,161,722	130,062	4,872,488
J.C. Wright	1,830,720	108,000	12,000	1,688,644	1,369,109	127,575	5,136,048

The Pension Enhancements values in the preceding table show the increase in the present value of each named executive’s accumulated retirement benefit under the company’s non-qualified retirement plan if a defined change of control had occurred on June 28, 2013. The valuation assumes a three-year addition to each executive’s credited years of service, survival of each executive until he reaches the earlier of age 62 or 30 years of service, and payment of a life-only annuity. The valuation is based on the RP-2000 mortality table projected to 2013 and a discount rate of 5.00%.

In the Early Stock Vesting column the value of accelerating the exercise date of stock options was determined for options that were not exercisable on June 28, 2013 but were in the money on that date. The number of such options was multiplied by the difference between the market price of the stock on June 28, 2013 and the exercise price of the options. The value of accelerating the vesting date of restricted and deferred stock was calculated by multiplying the number of such shares that were subject to restrictions on June 28, 2013 by the fair market value of the company’s common stock on that date. For performance shares, the value of the award is calculated as if the performance period ended on the day prior to June 28, 2013, and the award was paid on a pro rata basis; since the performance of the company’s stock price as of June 28, 2013 is below the threshold level for all outstanding performance shares, these awards would not have had any value had a change of control occurred as of June 28, 2013.

The amounts in the Other Benefits column consist of the following for each of the executives named in the Summary Compensation Table:

Name	Deferred Compensation	Life Insurance	Financial Planning	Medical Insurance	Company Plane (a)	Total
T.J. Teske	$38,115	$66,486	$15,000	$47,931	$120,000	$287,532
D.J. Rodgers	29,502	18,900	15,000	47,931	0	111,333
T.R. Savage	31,035	80,400	15,000	47,931	0	174,366
W.R. Reitman	30,081	37,050	15,000	47,931	0	130,062
J.C. Wright	29,544	35,100	15,000	47,931	0	127,575

(a)	The Compensation Committee has authorized Mr. Teske as CEO to use the company plane for private use up to 20 hours per calendar year. The purpose of the authorization is to permit Mr. Teske to spend time on company-related business that he would otherwise spend in transit for personal business or vacation. The amount listed in the table represents the estimated incremental cost to the company for three years of benefits under this policy. The estimated cost was derived by multiplying 20 hours/year of plane use by $2,000/hour to cover the cost of fuel, oil and maintenance.

IV. OTHER MATTERS

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors consists of three nonemployee directors. The Committee acts under a written charter adopted by the Board of Directors, which is available on the company’s website. The Board has determined that each member of the Committee is independent under the rules of the U.S. Securities and Exchange Commission (“SEC”) and the New York Stock Exchange, and is an audit committee financial expert under SEC rules.

Management has the primary responsibility for the financial statements, the reporting process and assurance for the adequacy of controls. Briggs & Stratton’s independent auditors are responsible for expressing an opinion on the conformity of the company’s audited financial statements to accounting principles generally accepted in the U.S., and expressing an opinion as to whether the company has maintained effective internal control over financial reporting and whether those controls are effective. The Audit Committee is responsible for monitoring and overseeing these processes on behalf of the Board of Directors.

In this context, the Audit Committee has reviewed and discussed the company’s audited financial statements with management and Deloitte & Touche LLP (“D&T”), the company’s independent auditors. The Audit Committee has discussed with D&T the matters related to the conduct of the audit required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and SEC Regulation S-X, Rule 2-07, “Communication with Audit Committees.” The Audit Committee also discussed with D&T the quality and adequacy of the company’s internal controls, especially those related to financial reporting. In addition, the Audit Committee received from D&T the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communication with the Audit Committee concerning independence, and discussed with them matters relating to their independence.

The Audit Committee has discussed with the company’s internal audit director his evaluation of the company’s internal accounting controls and the overall quality of the company’s financial reporting.

In reliance on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013 for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors.

Robert J. O’Toole, Chairman

Patricia L. Kampling

Brian C. Walker

INDEPENDENT AUDITORS’ FEES

	2013	2012
Audit Fees	$861,000	$1,108,000
Audit-Related Fees	403,000	—
Tax Fees	413,000	103,000
All Other Fees	—	—

Total Fees	$1,677,000	$1,211,000

Audit-Related Fees for 2013 relate to merger and acquisition services pertaining to the December 2012 acquisition of Companhia Caetano Branco.

Tax Fees for 2013 and 2012 include fees for tax compliance reviews and the preparation of tax returns.

The Audit Committee has considered whether the independent auditors’ provision of services other than audit services is compatible with maintaining auditor independence.

CHANGE IN AUDITORS

On December 19, 2012, the Audit Committee approved the dismissal of PricewaterhouseCoopers LLP as the company’s independent public accountants and appointed Deloitte & Touche LLP as the company’s new independent accountants.

PricewaterhouseCoopers LLP’s report on the company’s consolidated financial statements for fiscal years 2012 and 2011 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. During fiscal years 2012 and 2011 and through the date of dismissal of PricewaterhouseCoopers LLP, there were no disagreements between the company and PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to PricewaterhouseCoopers LLP’s satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their reports. During fiscal years 2012 and 2011 and through the date of dismissal of PricewaterhouseCoopers LLP, none of the reportable events described in Item 304(a)(1)(v) of Regulation S-K occurred, and the company did not consult with Deloitte & Touche LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table presents the names of persons known to Briggs & Stratton to be the beneficial owners of more than 5% of the outstanding shares of its common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock, Inc.	5,516,101	(a)	11.6%
40 East 52nd Street
New York, NY 10022
Dimensional Fund Advisors LP	3,284,474	(b)	6.9%
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746
FMR LLC	2,415,859	(c)	5.1%
245 Summer Street
Boston, MA 02210
Franklin Resources, Inc.	2,723,900	(d)	5.7%
One Franklin Parkway
San Mateo, CA 94403
The Vanguard Group, Inc.	2,794,453	(e)	5.9%
100 Vanguard Blvd.
Malvern, PA 19355

(a)	BlackRock, Inc. reported that as of December 31, 2012 it had sole voting and dispositive power with respect to 5,516,101 shares.
(b)	Dimensional Fund Advisors LP reported that as of December 31, 2012 it had sole voting power with respect to 3,284,474 shares and dispositive power with respect to 3,357,581 shares.
(c)	FMR LLC reported that as of June 7, 2013 it had sole voting power with respect to 1,182,237 shares and sole dispositive power with respect to 2,415,859 shares.
(d)	Franklin Resources, Inc. reported that as of December 31, 2012 it had sole voting and dispositive power with respect to 2,723,900 shares.
(e)	The Vanguard Group, Inc. reports that as of December 31, 2012 it had sole voting power with respect to 76,664 shares and sole dispositive power with respect to 2,719,389 shares and shared dispositive power with respect to 75,064 shares.

Amounts for 5% shareholders are presented as of the date such shareholders reported such holdings in filings under the Securities Exchange Act of 1934 unless more recent information was provided. Beneficial ownership is determined in accordance with SEC Rule 13d-3 for purposes of this Proxy Statement. It is not necessarily to be construed as beneficial ownership for other purposes.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the beneficial ownership of shares of common stock of Briggs & Stratton by each director, the executive officers named in the Summary Compensation Table, and all directors and executive officers as a group as of August 19, 2013.

				Nature of Beneficial Ownership
Directors and Executive Officers	Number of Shares Beneficially Owned		Percent of Class	Sole Voting and Investment Power	Shared Voting and Investment Power	Sole Voting Power Only
William F. Achtmeyer	37,756	(a)(b)	*	37,756	0	0
James E. Humphrey	9,831	(b)	*	9,831	0	0
Patricia L. Kampling	9,831	(b)	*	9,831	0	0
Keith R. McLoughlin	25,622	(a)(b)	*	25,222	0	0
Robert J. O’Toole	43,371	(a)(b)	*	43,371	0	0
William H. Reitman	172,769	(a)	*	126,309	0	46,460	(d)
David J. Rodgers	72,121	(a)	*	34,051	0	38,070	(d)
Thomas R. Savage	221,085	(a)(e)	*	210,315	0	10,770	(d)
Henrik C. Slipsager	0	(a)	*	0	0	0
Charles I. Story	43,432	(a)(b)	*	42,351	1,081	0
Todd J. Teske	1,012,059	(a)(c)	2.1	226,219	600,000	185,840	(d)
Brian C. Walker	43,719	(a)(b)	*	43,719	0	0
Joseph C. Wright	168,526	(a)	*	118,396	0	50,130	(d)
All directors and executive officers as a group (19 persons including the above named persons)	2,247,799	(a)(b)(c) (d)(e)	4.6

*	Less than 1%.
(a)	Includes shares issuable pursuant to stock options exercisable within 60 days of August 19, 2013 for Mr. Achtmeyer 10,000 shares, Mr. O’Toole 14,000 shares, Mr. Reitman 113,160 shares, Mr. Rodgers 22,110 shares, Mr. Savage 183,450 shares, Mr. Story 14,000 shares, Mr. Teske 169,900 shares, Mr. Walker 14,000 shares, Mr. Wright 103,628 shares and all directors and executive officers as a group 873,198 shares.
(b)	Includes deferred shares and common share units acquired through deferral of director fees under the Deferred Compensation Plan for the following Directors: Messrs. Achtmeyer 25,222 deferred shares, Humphrey 9,831 deferred shares, McLoughlin 25,222 deferred shares, O’Toole 29,371 deferred shares, Story 26,961 deferred shares, Walker 27,319 deferred shares and Ms. Kampling 9,831 deferred shares.
(c)	Includes 600,000 shares in the Briggs & Stratton Corporation Foundation, Inc. Mr. Teske shares beneficial ownership through joint voting and investment power.
(d)	Certain executive officers hold shares of restricted stock (included in the table above) over which the holders have sole voting but no investment power as indicated: Mr. Reitman 46,460 shares, Mr. Rodgers 38,070 shares, Mr. Savage 10,770 shares, Mr. Teske 185,840 shares, Mr. Wright 50,130 shares, and all directors and executive officers as a group 448,650 shares.
(e)	Certain executive officers also hold deferred shares of the company common stock under the company’s Incentive Compensation Plan as indicated: Mr. Savage 51,759 shares and all directors and executive officers as a group 91,588 shares. Deferred shares are intended to reflect the performance of company common stock and are payable in common stock, but these shares have no voting rights and are not included in the number of shares reflected in the “Number of Shares Beneficially Owned” column in the table above. The company lists them in this footnote because they represent an additional economic interest in the officers tied to the performance of company common stock.

This beneficial ownership information is based on information furnished by the directors and executive officers. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 for purposes of this proxy statement. It is not necessarily to be construed as beneficial ownership for other purposes.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Briggs & Stratton directors, certain officers, and persons who beneficially own more than 10% of Briggs & Stratton common stock to file reports of their ownership of Briggs & Stratton common stock and of changes in such ownership with the U.S. Securities and Exchange Commission. Based on the information provided by the reporting persons, all applicable reporting requirements for fiscal year 2013 were accomplished in a timely manner.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives aggregate information under all equity compensation plans of Briggs & Stratton as of June 30, 2013.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in 1st column)
Equity compensation plans approved by security holders	5,084,538	(1)	$25.97	(2)	1,836,085	(3)
Equity compensation plans not approved by security holders	—		n/a		—
Total	5,084,538		$25.97		1,836,085

(1)	Represents options, restricted stock, deferred stock and performance shares granted under the Briggs & Stratton’s Stock Incentive Plan and Incentive Compensation Plan. Of this amount, 1,590,120 were awarded under the Briggs & Stratton Stock Incentive Plan, which terminated effective October 29, 2004. The remaining 3,494,418 awards were granted under the Briggs & Stratton Incentive Compensation Plan, which was approved by shareholders on October 29, 2004 and on October 21, 2009. Performance shares included in this number are the maximum number of shares that could be issued.
(2)	Weighted average exercise price relates only to stock options.
(3)	Represents securities available for future issuance under the Briggs & Stratton Incentive Compensation Plan. The calculation counts one option as a single share, a share of restricted or deferred stock as 2.91 shares, and a target award of a performance share as 2.91 shares in accordance with Section 3 of the Plan.

ANNUAL REPORT TO THE SECURITIES AND EXCHANGE

COMMISSION ON FORM 10-K

Briggs & Stratton is required to file an annual report on Form 10-K with the Securities and Exchange Commission. A copy of Form 10-K for the fiscal year ended June 30, 2013 accompanies this proxy statement. Requests for additional copies should be directed to Toni Phillips, Office of the General Counsel and Corporate Secretary, Briggs & Stratton Corporation, P.O. Box 702, Milwaukee, Wisconsin 53201.

SHAREHOLDER PROPOSALS

Proposals that shareholders intend to present at the 2014 annual meeting must be received at Briggs & Stratton’s principal executive offices no earlier than June 28, 2014 and no later than July 23, 2014, in order to be presented at the meeting and must be in accordance with the requirements of the Bylaws of Briggs & Stratton. Shareholder proposals must be received by May 9, 2014 to be considered for inclusion in the proxy material for that meeting under the SEC’s proxy rules.

BY ORDER OF THE BOARD OF DIRECTORS

BRIGGS & STRATTON CORPORATION

Robert F. Heath, Secretary

Wauwatosa, Wisconsin

September 6, 2013

BRIGGS & STRATTON CORPORATION P.O. BOX 702 MILWAUKEE, WI 53201-0702

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M62321-P42900-Z61394 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

BRIGGS & STRATTON CORPORATION	For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:	All	All	Except
1. Election of Directors	☐	☐	☐
Nominees:
01) William F. Achtmeyer 02) Patricia L. Kampling 03) Todd J. Teske

The Board of Directors recommends you vote FOR the following proposals:					For	Against	Abstain
2. Ratify Deloitte & Touche LLP as the Company’s independent auditor.					☐	☐	☐
3. Advisory vote to approve executive compensation.					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please indicate if you plan to attend this meeting. ☐ ☐ Yes No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M62322-P42900-Z61394

BRIGGS & STRATTON CORPORATION

PROXY/VOTING INSTRUCTIONS FOR ANNUAL MEETING

OF SHAREHOLDERS - OCTOBER 16, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints each of TODD J. TESKE and ROBERT F. HEATH, with power of substitution, attorneys and proxies, to vote all shares votable by the undersigned at the shareholders’ annual meeting of Briggs & Stratton Corporation and at any adjournments. The meeting will be held in Bluffton, SC on October 16, 2013 at 8:30 A.M. Eastern Daylight Time. My voting directions are on the reverse side of this proxy. I revoke any proxy previously given.

This proxy, when properly executed, will be voted in the manner directed. If no direction is made, the proxy will be voted by the proxies named “FOR” proposals 1, 2, and 3 and in their discretion on any other matters properly brought to a shareholder vote at the meeting.

If the undersigned holds Briggs & Stratton shares in Briggs & Stratton Corporation’s 401(k) Plans or Dividend Reinvestment Plan, this proxy constitutes voting instructions for any shares so held.

(Continued and to be signed on reverse side)